Exhibit 31.1

CERTIFICATIONS

I, M. Christine Jacobs, certify that:

1.	I have reviewed this Annual Report on Form 10-K for the fiscal year ended December 31, 2003 of Theragenics Corporation®;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	[Intentionally omitted]

4.	[Intentionally omitted]

5.	[Intentionally omitted]

THERAGENICS CORPORATION®
August 2, 2004	/s/ M. Christine Jacobs M. Christine Jacobs Chairman, President & Chief Executive Officer (Principal Executive Officer)